Exhibit 99.1
Consent of Renaissance Strategic Advisors
We hereby consent to (i) the use of and all references to the name Renaissance Strategic Advisors in the Registration Statement on Form S-1 and any amendments or supplements thereto (together, the “Registration Statement”) to be filed by HawkEye 360, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, in connection with the initial public offering (the “IPO”) of the Company, (ii) the filing of this consent as an exhibit to the Registration Statement, and (iii) all references to, and excerpts, including data and statements, from, our study dated as of October 9, 2025 (the “Renaissance Study”), prepared for the Company and relating to the Company's total addressable market opportunity in the signals intelligence sector, in the Registration Statement. We also consent to the use of and all references to the name Renaissance Strategic Advisors, and to the quotation of data and statements from the Renaissance Study that are included in the Registration Statement, in institutional and retail road shows and other marketing activities in connection with the IPO that is the subject of the Registration Statement by the Company.
In giving these consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

Renaissance Strategic Advisors II, LLC

By:	/s/ Mikhail Grinberg
Name:	Mikhail Grinberg
Title:	Senior Partner